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                                                               EXHIBIT 4-4




                              SECOND AMENDMENT TO
                  THE DETROIT EDISON SAVINGS & INVESTMENT PLAN


         The Detroit Edison Savings & Investment Plan as restated in its entirety as of March 1, 1995, and as amended as of January 1, 1996, is further amended as of January 1, 1996 as follows:

                                       I.

         Section 2.16 is hereby restated to read as follows:

         SECTION 2.16. "DISABILITY" shall mean the termination of employment by a Participant other than by his or her death because the Participant is totally disabled and entitled to benefits under The Detroit Edison Long Term Disability Benefits Plan or a similar long term disability plan sponsored by his or her Employer.

                                      II.

         Section 2.21 is hereby amended to read as follows:

         SECTION 2.21. "ELIGIBLE EMPLOYE" shall mean an Employe, except that the following types of Employes shall be excluded from the definition of Eligible Employe: (1) an Employe covered by a collective bargaining agreement with the Employer which does not provide for coverage under this Plan; (2) effective July 1, 1991, an employe hired by the Employer as a cooperative student pursuant to the Detroit Edison High School Co-op Program, the Cooperative Student-College, College and Professional Employment Program or any other student cooperative hiring program maintained by the Employer; (3) in the event that they are not considered Employes covered by a collective bargaining agreement, employes of Midwest Energy Resources Company who are hired as a part of the Casual Labor Program under the collective bargaining agreement between Midwest Energy Resources Company and Local 1000 of the Industrial, Boat Cargo and Dock Workers Union; and (4) any person considered by the Employer to be a Leased Employe or an independent contractor for the entire period of time that they are so considered. Such Leased Employes and independent contractors shall not be considered Eligible Employes during such period even if a subsequent determination is made that they are or have been employed by the Employer.

                                      III.

         Section 2.36.5 is hereby added to read as follows:

         SECTION 2.36.5 "MERC EMPLOYE" shall mean an Eligible Employe in the employ of Midwest Energy Resources Company, but shall not include any person considered by the Company to be an Employe of the Company even if a subsequent determination has

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been made that he or she is or has been employed by Midwest Energy Resources
Company.

                                      IV.

         Section 3.1 shall be amended to add a new final paragraph thereto to read as follows:

         Effective January 1, 1996, an Eligible Employe may participate in the Plan upon completion of the requisite documentation and in accordance with the
timing rules set forth in Section 3.2.    An individual shall not become an
Eligible Employe by reason of being a Leased Employe only, as defined in
Section 2.33.

                                       V.

         Section 4.1 shall be amended to add the following as the new fourth sentence thereof:

         Effective with the first pay period ending in July, 1995, a Participant may make an Employe Contribution to the Plan of 1%, 2%, 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10%, 11%, 12%, 13%, 14% or 15% of his or her Basic Compensation
each pay period, provided, however, that the fifteen percent (15%) maximum shall be reduced by the percent, if any, elected under Section 4.2.

                                      VI.

         Section 4.2 shall be amended to add the following as the new fourth sentence thereof:

         Effective with the first pay period ending in July, 1995, a Participant may elect to have his or her Basic Compensation reduced each pay period by 1%, 2%, 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10%, 11%, 12%, 13%, 14% or 15% and
have his or her Employer contribute such amount to the Plan, provided, however, that the fifteen percent (15%) maximum shall be reduced by the percent, if any, elected under Section 4.1.

                                      VII.

         Section 4.7 is hereby amended by adding a new final paragraph thereto to read as follows:

         Effective January 1, 1996, notwithstanding any limitations on contributions to the contrary contained in the Plan (other than in this Section 4.7), the Trustee may, in accordance with rules adopted by the Committee, receive on behalf of any Eligible Employe who is eligible to participate in the Plan in accordance with Section 3.1 of Article III hereunder, an eligible rollover distribution, as that term is defined in Section
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402 of the Code, from any plan qualified under Section 401(a) of the
Code, provided that (a) the Trustee receives the assets through a direct rollover, as that term is defined in Section 402 of the Code, from the distributing qualified plan into the Plan, and (b) the assets to be rolled over are attributable solely to employer contributions, including elective contributions under a plan qualified under Section 401(k) of the Code, and earnings on any employe and employer contributions. Notwithstanding the foregoing, in no event shall the Trustee or the Plan accept any rollovers hereunder that could disqualify the Plan under Section 401(a) of the Code.


                                     VIII.


         Section 5.1 shall be amended to add the following to the end thereof:

         Effective January 1, 1996, except as otherwise provided in this
Article V, Article XI and in Sections 10.3 and 10.4, with respect to MERC Employes only, Midwest Energy Resources Company shall contribute to the Plan on behalf of MERC Employes participating in the Plan an amount equal to the sum of
(a) 60% of the aggregate of such MERC Employe's Basic Employe Contributions and Basic Elective Employer Contributions to the Plan and (b) 60% of the aggregate of such MERC Employe's Supplemental Employe Contributions and Supplemental Elective Employer Contributions to the Plan to the extent that, when aggregated with the MERC Employe's Basic Employe Contributions and Basic Elective Employer Contributions, they do not exceed 10% of the MERC Employe's Basic Compensation and (c) the forfeitures to be restored to the credit of its respective Participants by reason of their making the payments specified in Section 10.6.

         In addition, effective January 1, 1996, subject to and dependent upon the level of satisfaction of certain performance measures set forth hereinbelow, Midwest Energy Resources Company shall contribute to the Plan on behalf of MERC Employes participating in the Plan an amount equal to 100% of up to the first four percent of such Participant's Basic Employe Contributions and Basic Elective Employer Contributions (hereinafter referred to as "Incentive Matching Employer Contributions"). The amount of Incentive Matching Employer Contributions to be made on behalf of MERC Employes participating in the Plan shall be determined based upon the relationship of the Company's actual net transshipment cost per ton at the Superior Midwest Energy Terminal (SMET) for a particular calendar year to the Company's budgeted net transshipment cost per ton at SMET for that same calendar year as set forth below:
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
Performance              Performance               Incentive Matching
Level                     Standard                 Employer Contribution
-----                     --------                 ---------------------

 1                     ATC < 60% BTC                       4%
 2                     ATC < 70% BTC                       3%
 3                     ATC < 80% BTC                       2%
 4                     ATC < 90% BTC                       1%
 5                     ATC > 90% BTC                       0%
                           -



         ATC = Actual Company net transshipment cost per ton at SMET for a particular calendar year, determined on or before January 31 of the following calendar year, and

         BTC = Budgeted Company net transshipment cost per ton at SMET for a particular calendar year determined by the President of Midwest Energy Resources Company on or before November 1 of the preceding calendar year based upon the most current forecast of volumes, revenues and expenses for that period.

ATC shall be determined by dividing Midwest Energy Resources Company's actual transshipment revenue from the Company for a calendar year by the actual number of Company tons transshipped within that calendar year. The BTC shall be determined by dividing Midwest Energy Resources Company's budgeted transshipment revenue from the Company for the calendar year by Midwest Energy Resources Company's budgeted Company tons transshipped within the calendar year. Company tons transshipped shall be determined by dividing the sum of Company tons received, and Company tons shipped, by two. Company tons received for resale to Wisconsin Electric Power Company shall not be considered Company tons received hereunder.

Midwest Energy Resources Company shall contribute to the Plan of behalf of MERC Employes participating in the Plan Incentive Matching Employer Contributions equal to one hundred percent of the Incentive Matching Employer Contribution (from 0% to 4%) for the Performance Level achieved, but only to the extent that the Participant, on average, made Employe and Elective Employer Contributions of at least that percentage level for the calendar year. The Participant's average contribution percentage will be determined by dividing the Participant's Basic Compensation for the calendar year into the Participant's Employe and Elective Employer Contributions for the same year.

With the exception of MERC Employes who terminate employment with Midwest Energy Resources Company during the Plan Year due to death, Disability or Retirement, a MERC Employe must be actively employed by Midwest Energy Resources Company on the last day of the Plan Year to receive any Incentive Matching Employer Contribution for such year. MERC Employes who terminate employment with Midwest Energy Resources
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Company during the Plan Year due to death, Disability or Retirement shall be entitled to an Incentive Matching Employer Contribution for the Plan Year if such Incentive Matching Employer Contribution is otherwise payable for the year.

Incentive Matching Employer Contributions with respect to a Plan Year shall be paid to the Trustee for allocation to each participating MERC Employe's Matching Employer Contribution Account as soon as practicable after the end of the Plan Year to which the Incentive Matching Employer Contribution relates, but no later than the due date (including extensions of time) for filing the Employer's federal income tax return for such year. Incentive Matching Employer Contributions will not be paid, however, until a favorable IRS determination letter is received with respect to this provision of the Plan.

In all other respects under this Plan, Incentive Matching Employer Contributions shall be considered and treated as Matching Employer Contributions.


                                      IX.

         Section 10.3(b) is hereby amended by adding a new final paragraph thereto to read as follows:

         Effective January 1, 1996, a Participant who has withdrawn all of the value of Employe and Matching Employer Contributions from his or her Account with respect to Matured Plan Years pursuant to paragraph (a) may withdraw from the Plan 100%, and not less than 100%, of the value of his or her Employe Contributions with respect to all Plan Years which have not matured.

                                       X.

         Section 10.3(c) is hereby deleted.

                                      XI.

         Section 10.4(b) is hereby amended by adding a new final paragraph thereto to read as follows:

         Effective January 1, 1996, a Participant who attained age 59-1/2 and who has withdrawn all of the value from his or her Account with respect to Matured Plan Years pursuant to paragraph (a) of this Section 10.4 may withdraw from the Plan 100%, and not less than 100%, of the value of his or her Elective Employer Contributions with respect to all Plan Years which have not matured.

                                      XII.

         Section 10.4(c) is hereby deleted.
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                                     XIII.

         The words "Employe" or "Employes" shall hereby be replaced with the words "Employee" or "Employees", respectively.

                                      XIV.

         Any reference to the "Savings Plan Committee" shall hereby be changed to the "Savings & Investment Plan Committee".

                                      XV.

         Except as provided herein, the Plan shall remain in full force and effect.


Dated________________


                              THE DETROIT EDISON COMPANY



                              By:  ____________________________
                                   Chairman of its Board of Directors